Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made this 28 day of February, 2025 (“Effective Date”), by and between Orgenesis, Inc., a Nevada corporation, having an address at 20271 Goldenrod Lane, Germantown, MD, 20876 USA (including any affiliate or subsidiary thereof “Orgenesis”) and NEUROCORDS, LLC. a Delaware limited liability company having a place of business at 58 Ha’eakevet St. Tel Aviv, Israel (“Neurocords”) and Mr. Ariel Malik (“Malik”).

Orgenesis, Neurocords and Malik are referred to herein collectively as the “Parties” and may be individually referred to herein as a “Party”.

Capitalized terms used in this Agreement and not otherwise defined herein, shall have the meaning ascribed to such terms in the 2023 Agreements (as defined below).

WITNESSETH:

WHEREAS, Neurocords and Orgenesis have entered into a certain Sublicense Agreement dated July 24, 2023 (“Sublicense Agreement”), Master Processing Development and Manufacturing Services Agreement dated July 24, 2023 (“MSA”) and together with Malik an Option Agreement dated July 25, 2023 (“Option Agreement” and together with the Sublicense Agreement and the MSA the “2023 Agreements”); and

WHEREAS the Parties have held discussions with regard to 2023 Agreements and in particular with regard to exercise of Malik’s Put Option (as such term is defined in the Option Agreement), and the exercise notices sent by Malik on December 30, 2024 and January 26, 2025, and letter sent by Ms. Kaplan dated January 19, 2025 and the response letter sent by DLE&Co. dated January 26, 2025 (the “Subject Matter”); and

WHEREAS the Parties desire that this Agreement lawfully and finally: (i) exhaust, discharge and terminate the various business relationships between the Parties created by the 2023 Agreements; (ii) exhaust, discharge and terminate all agreements presently linking the Parties together as of the Effective Date; (iii) provide for the Parties an orderly and amicable parting of ways; and (iv) finally settle all disputes relating to the Subject Matter as well as confirm understandings so as to ensure that there are no other current or future disputes between the Parties.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

RECITALS

1.	Recitals. The foregoing recitals constitute a material part of this Agreement.

ARTICLE II.

TERMINATION OF THE 2023 AGREEMENTS

2.	Subject to consummation of the Closing (as defined below), the Sale and Purchase of the Purchased Assets and the issuance of the Consideration Shares, as prescribed hereunder, the Parties hereby confirm and acknowledge as of the Effective Date that each has discharged and extinguished all obligations and liabilities toward the other Parties in connection with the 2023 Agreements and that such 2023 Agreements (including, without limitation, the Sublicense (as such term is defined in the Sublicense Agreement) granted to Neurocord under the Sublicense Agreement) are terminated and will have no further effect other than the confidentiality and non-use obligations therein with regard to confidential information which shall remain in effect. Neurocords shall immediately cease use of Patent Rights as such term is defined in the Sublicense Agreement) and all rights therein hereby revert back to Orgenesis,

ARTICLE III.

PURCHASE AND SALE

3.	Purchase and Sale

3.1	Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Neurocords shall sell, convey, assign, transfer and deliver to Orgenesis, and Orgenesis shall purchase from Neurocords, all of Neurocords ‘s rights, title and interests in, to and under all of the assets, contracts and agreements detailed in Schedule I, hereunder (Collectively “Purchased Assets”), free and clear of all liens and encumbrances. Notwithstanding anything to the contrary of the MSA, all Purchased Assets shall be considered part of the confidential information of Orgenesis.

3.2	Excluded Assets. Other than the Purchased Assets, Orgenesis expressly understands and agrees that it is not purchasing or acquiring, and Neurocords and Malk are not selling or assigning, any other assets or properties of Neurocords and Malik, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).

3.3	Assumed Liabilities. Subject to the terms and conditions set forth herein, Orgenesis shall assume and agree to pay, perform and discharge when due (a) any and all liabilities of Neurocords and Malk arising out of or relating to the Assets #1,#2 and #3 of the Purchased Assets (as listed in Schedule I) on orafter the Closing; and (b) and any and all liabilities of Neurocords and Malik arising out of or relating to Asset #4 of the Purchased Assets (as listed in Schedule I) after the Option Date if and only if the Asset #4 Option is exercised by Orgenesis (as defined in Schedule 1), all other than the Excluded Liabilities (collectively, the “Assumed Liabilities”). .

3.4	Excluded Liabilities. Orgenesis shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities of Neurocords and Malk (collectively, the “Excluded Liabilities”) (i) any liabilities relating to or arising out of the Excluded Assets; (ii) any liabilities for (A) taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (B) any other taxes of Neurocords or any stockholders or Affiliates of Neurocords, including Malik (C) any liabilities relating to or arising out of Asset #4 of the Purchased Assets (as listed in Schedule I) for the period ending on or prior to the Option Date if and only if the Asset #4 Option is exercised by Orogenesis.

ARTICLE IV.

CLOSING

4.	Closing.

4.1	On March 3, 2025, or at any other time mutually agreed in writing by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place by electronic exchange of documents and counterpart signature pages. Each Party will take all such reasonable and lawful actions as may be necessary or appropriate in order to promptly effectuate the Closing.

4.2	At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

4.2.1	Neurocords and Malik shall deliver to Orgenesis:

4.2.1.1	An assignment and assumption agreement in the form of Exhibit A attached hereto (“Assignment and Assumption Agreement”) and duly executed, effecting the assignment to and assumption by Orgenesis of the Purchased Assets and the Assumed Liabilities.

4.2.1.2	Deliver a certificate of the Secretary (or equivalent officer) of Neurocords certifying as to (A) the resolutions of the board of directors of Neurocords, which authorize the execution, delivery and performance by Neurocords of this Agreement and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing (Collectively the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Neurocords authorized to sign this Agreement and the other Transaction Documents.

4.2.1.3	Such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably requested by Orgenesis, as may be required to give effect to the transactions contemplated by this Agreement.

4.2.2	Orgenesis will:

4.2.2.1	Issue to Neurocords or any other person or entity designated in writing by Neurocords 1,200,000 (one million and two hundred thousand) shares of common stock of Orgenesis (“Consideration Shares”), free and clear of any trading restrictions after the initial 6-month restricted period, or any other restrictions or third-party rights (“Free and Clear”).

4.2.2.2	Deliver the Assignment and Assumption Agreement duly executed.

4.2.2.3	Deliver a certificate of the Secretary (or equivalent officer) of Orgenesis certifying as to (A) the resolutions of the board of directors of Orgenesis, which authorize the execution, delivery and performance by Orgenesis of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Orgenesis authorized to sign this Agreement and the other Transaction Documents.

4.2.2.4	Deliver Such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably requested by Neurocords or Malik, as may be required to give effect to the transactions contemplated by this Agreement.

4.3	Issuance of Consideration Shares. All Consideration Shares when issued and in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and free of any preemptive rights; (ii) will have the rights, preferences, privileges and restrictions set forth in the certificate of incorporation and bylaws of Orgenesis; (iii) will be free and clear of any restrictive legends, lock-up periods, or transfer restrictions, except as required by applicable securities laws (and in any event no longer than the initial 6-month restricted period), liens, encumbrances or any third party rights of any kind and shall be duly registered in the name of Neurocords (or its designees) in Orgenesis’s Stockholders Register.

4.3.1	Orgenesis shall take all required steps to facilitate the removal of any restrictive legends upon the expiration of the applicable restricted period, including providing required legal opinions and instructing its transfer agent to process unrestricted transfers without undue delay.

4.4	Subject to consummation of the Closing, Orgenesis acknowledge the receipt in full of the Purchased Assets and waives any claim with regard to the delivery thereof.

ARTICLE V.

MUTUAL RELEASE

5.	Mutual Release. Each of Orgenesis, Neurocords and Malik does hereby globally, immediately and effective as of the Closing Date (and subject to consummation of the Closing), and forever release, acquit, and discharge the other Parties hereto and any and all of their respective shareholders, affiliates, subsidiaries, officers, directors, attorneys, agents, employees, personal representatives, successors, and assigns, as applicable (collectively, the “Releasees”), from any and all manner of claims, benefits, rights, causes of action, suits, debts, sums of money, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which any of the Parties ever had, now have, or may in the future have, against the Releasees for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, the Subject Matter, any rights or obligations with respect to the 2023 Agreements and/or any transaction contemplated thereby, any action and/or omission by the Releasees, from the beginning of time to the Closing Date, with the sole exception of the rights and obligations of the Parties hereto arising under and pursuant to this Agreement. provided, however, that with respect to Malik, the release and waiver of claims, as stated above, shall be absolute, complete, and without any qualification, including with respect to this Agreement (other than with respect to Malik’s obligations under this Section 5 and Sections 6.1 through 6.7, 8, 9, 10 and 11 below) , the transactions contemplated hereby, the Purchased Assets, the Excluded Assets, and the Excluded Liabilities, and any rights, obligations, claims, or causes of action arising in connection therewith, whether arising before or after the Closing Date, past, present, or future.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES BY THE PARTIES

6.	Representations and Warranties by the Parties. Each Party hereby represents, warrants and covenants (with respect to itself severely) to the other Parties hereto as follows:

6.1	It has the full power and authority to execute, deliver and perform this Agreement and the documents related thereto.

6.2	This Agreement and any other documents to be executed and delivered by such Party in accordance herewith constitute the legal, valid and binding obligations of such Party, enforceable against such Party, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or by law.

6.3	The execution and delivery of this Agreement and any other documents to be executed and delivered by such Party in accordance herewith, and the fulfillment of and compliance with their respective terms by such Party does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the certificate of incorporation, bylaws or any regulation, order or contract to which such Party is subject.

6.4	It has not employed any broker, investor, advisor, consultant, or other intermediary in connection with this Agreement or any other document or transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from the Parties upon or as a result of the execution of this Agreement or documents, or the consummation of the transactions contemplated hereby.

6.5	It is not aware of any pending or threatened claims which would affect such Party’s ability to perform under this Agreement.

6.6	All of the representations, warranties, covenants, and agreements contained in this Agreement are material and have been relied upon by each of the Parties hereto and shall survive the closing of the transactions contemplated by this Agreement until expiry of their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party hereto or by anyone on behalf of such Party; and

6.7	Each Party hereto acknowledges that it has had a full and fair opportunity to review this Agreement, the Purchased Assets, understands all of this Agreement terms and provisions, and has consulted with an attorney of his or its choice before executing this Agreement. Each Party also acknowledges that no promises or inducements have been offered or given to it to persuade it to execute this Agreement, other than that consideration herein recited; that such Party is not relying on any representations or statements by any other Party hereto in connection with this Agreement, other than representations and statements contained herein or instruments executed or delivered pursuant to this Agreement; and that this Agreement, together with any instruments that may be executed or delivered pursuant to this Agreement, is intended as a full accord and satisfaction of bona fide disagreements concerning the relationship between the Parties.

6.8	Specific Representations and Warranties with regard to Assets #1, #2 and #3

6.8.1	Neurocords hereby represents, warrants and covenants that to the best of its knowledge, there are no outstanding liabilities other than an outstanding $5K residual license fee payment, which is the obligation of Orgenesis, with respect to Assets #1,#2 and #3 at Closing including the €15,000 license fee invoice dated February 14, 2025.

6.8.2	Orgenesis represents, warrants and covenants that there are no outstanding account receivables accrued or due from Neurocords or Malik at Closing and that they have not received and are not aware of any notice, demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration or third party rights (“Claims”) against the or in relation to Orgenesis or Assets #1,#2 and #3 , including Claims which may challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated under this agreement

ARTICLE VII.

NO ADMISSION OF LIABILITY; COVENANT NOT TO SUE

7.	No Admission of Liability; Covenant Not to Sue.

7.1	The releases set forth in Section 5 above (the “General Releases”) are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein and shall not be construed as an admission of liability on the part of any of the Parties hereto.

7.2	Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which is based in whole or in part on any of the matters or claims released under the General Releases. The Parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of this Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in this Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

ARTICLE VIII.

CONFIDENTIALITY

8.	Confidentiality. No Party will disclose or use the terms of this Agreement or the documents, other than the fact of settlement, to anyone other than such Party’s attorneys, members, managers, shareholders, lenders, or accountants, in connection with arbitration / litigation to enforce this Agreement, or as otherwise required by law or as deemed appropriate by the legal counsel in connection with securities and other laws. Further, the Parties agree that if any breach of this Section occurs, irreparable harm not fully compensable by damages will occur. For that reason, in the event of any breach or threatened breach of this Section, the nonbreaching Party will be entitled to injunctive relief; as well as damages.

ARTICLE IX.

NON-DISPARAGEMENT

9.	Non disparagement. From and after the date of this Agreement, each Party will refrain from making any disparaging statements, communications or comments about any other Party to this Agreement, and from in any way interfering with their existing or prospective business relationships.

ARTICLE X.

PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

10.	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without obtaining the prior approval of the other Parties, unless otherwise required by law and/or in connection with arbitration / litigation to enforce this Agreement.

ARTICLE XI.

GENERAL PROVISIONS

11.	General Provisions.

11.1

Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by electronic mail or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party’s address, as set forth above, or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

Any notice sent in accordance with this Section shall be effective (i) if mailed, five (5) business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via electronic mail, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-Business Day) on the first business day following transmission and electronic confirmation of transmission. For purposes hereof, a “Business Day” means any day on which the banks in Israel are open for business.

11.2	Final Agreement. This Agreement, and the related documents, constitute a single, integrated, written contract expressing the entire agreement of the Parties relative to this matter. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party, except as specifically set forth herein and therein. All prior discussions and negotiations have been and are merged and integrated into and are superseded by, said documents.

11.3	Governing Law; Venue; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without regard to its conflict of law rules). The competent courts of New York City shall have sole jurisdiction with respect to any matters regarding and/or arising from this Agreement, its interpretation, or the rights and obligations of the parties hereunder.

11.4	Amendments in Writing. Any amendments to this Agreement must be in writing and signed by or on behalf of all Parties to the Agreement.

11.5	Enforceability; Waiver. Should any provision of this Agreement be found legally unconscionable, objectionable, or otherwise unenforceable, all other provisions of this Agreement will remain in full force and effect. No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

11.6	No Assignment of Any Rights or Claims. The Parties to this Agreement warrant and undertake that they have not assigned the claims released herein, that they will not assign the claims, and that they have the full right to execute this Agreement.

11.7	Section Headings. The section headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and should not be deemed to define, limit, or extend the scope or intent of any section.

11.8	Cooperation in Drafting. Each Party has cooperated in the drafting and preparation of this Agreement. Hence, in any litigation concerning this Agreement, the same will not be construed against any Party hereto.

11.9	Expenses and Tax. All expenses in connection with the preparation of this Agreement and documents, including, without limitation, counsel fees, accounting fees and disbursements, shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated. The consideration for the transaction, including the number of Consideration Shares, is final and shall not be adjusted under any circumstances. Orgenesis shall not be entitled to withhold or deduct any amount or shares due to any tax obligation including but not limited to VAT. Any such taxes shall be grossed up to ensure that the Neurocords receives the full agreed consideration without any reduction or deduction.

11.10	Execution in Counterparts. This Agreement, documents, and either ancillary documents may be signed in counterparts and scanned copies, each of which may be delivered by telecopy or other electronic means as agreed to by the Parties but will not be effective until all Parties have signed at least one counterpart.

11.11	No third-party Beneficiaries. This Agreement shall not confer any rights or remedies under or by reason of this Agreement to or for the benefit of any person other than the Parties to this Agreement and their respective successors and assigns (including the heirs, beneficiaries or legal representatives of the Parties), nor shall this Agreement relieve or discharge the obligation or liability of any third persons to any Party. This Agreement shall not give any third persons any right of subrogation or action against any Party to this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Amendment and Settlement Agreement as of the Effective Date.

[Signature Page to Follow]

[Signature Page – Orgenesis, Neurocords Malik]

ORGENESIS INC.
By:
Name:
Title:

ARIEL MALIK

By:

NEUROCORDS LLC.
By:
Name:	Mr. Ariel Malik
Title:	Manager

Schedule I

Purchased Assets

Neurocords hereby transfers and assigns to Orgenesis, free of charge, all Products, Deliverable and Data, invented, produced, manufactured and/or delivered under the MSA, together with all intellectual property rights related thereto, (including, without limitation, patents, patent applications, copyrights and data rights) and all other rights, title and interests therein and thereto, including without limitation:

Asset #1
The protocols, documentation, standard operating procedures (“SOPs”), data, results actually delivered to Neurcords with regard to Protocol establishment – skin biopsies processing – fibroblast culture

Asset #2

The results, methods, techniques, formulations, manufacturing records, and any other related documents or materials actually delivered to Neurcords in relation of Fibroblasts cell bank establishment

Asset #3

Quality control assays performed or developed under the MAS actually delivered to Neurcords.

Asset #4

Assignment of the Willam Rice University Option Agreement (Agreement # OTT-OA-25-001) dated November 19, 2024. It is hereby agreed between the Parties that Asset # 4 will not be transferred to Orgenesis at the Closing Date. Rather, Orgenesis will have a three-month option, which will expire three months following the Closing Date (the “Asset #4 Option”, “Option Period” and “Option Date”, respectively) during which time it will evaluate whether it wishes to receive Asset # 4 from Neurocords or Malik. Exercise of the Asset #4 Option shall be performed by delivery of a written unconditional and irrevocable exercise notice to Neurocords and Malik during the Option Period, following which Neurocords or Malik will assign Asset #4 to Orgenesis at no further cost no later than 60 days after receipt of the exercise notice.

If no exercise notice is received by the Option Date the Asset #4 Option shall expire and shall be of no force and effect.

Exhibit A

Assignment and Assumption Agreement